INVESTOR CONTACTS:
Ken Tarpey                                Corey Cutler/Meredith Pudalov
Executive Vice President and CFO          Morgen-Walke Associates
Proxicom                                  212-850-5600
703-262-3200 or fax: 703-262-3201

MEDIA CONTACT:
Geary Campbell
Proxicom
703-262-6134 or gcampbell@proxicom.com



PROXICOM PROVIDES FORMAL NOTICE TO COMPAQ COMPUTER CORPORATION OF A SUPERIOR PROPOSAL FROM DIMENSION DATA



RESTON, Va. (May 9, 2001) -- Proxicom, Inc. (Nasdaq: PXCM) announced today that it has given formal notice to Compaq Computer Corporation that Proxicom has received from Dimension Data Holdings plc, a "Superior Proposal" as defined in the merger agreement entered into on April 26, 2001 between Proxicom and Compaq. The Dimension Data proposal is to acquire Proxicom pursuant to a cash tender offer for all outstanding Proxicom shares at $7.50 per share, followed by a second step cash merger at the tender price in accordance with agreements that have been worked out between Proxicom and Dimension Data, and that have been provided to Compaq.

      In accordance with the Compaq merger agreement, the notice provides that Proxicom intends to enter into these agreements with Dimension Data if Compaq does not make, within three business days after receipt of Proxicom's notice (prior to 5:00 p.m. New York City time on Monday, May 14, 2001) an offer that the Board of Directors of Proxicom shall have concluded in good faith is as favorable to the stockholders of Proxicom as the Dimension Data proposal. In the event Proxicom enters into a binding agreement with Dimension Data, Proxicom's Merger Agreement with Compaq would be terminated and Compaq would be entitled to a $10 million termination fee.

      Proxicom stated that its Board has not at this time withdrawn, modified or changed its recommendation of the Compaq merger agreement or Compaq's tender offer for all of Proxicom's outstanding shares.

ABOUT PROXICOM:
Proxicom, Inc. is a leading e-business consulting and development company that delivers innovative Internet and multi-channel solutions for Fortune 500 companies and other global, forward-thinking businesses. Our 1,000 strategy, creative and technology professionals provide specialized e-business development expertise for the following global practices: Automotive and Manufacturing, Communications and High Tech, Consumer Goods and Retail, Energy, Financial Services, Media and Entertainment and Service Industries. Founded in 1991, Proxicom has developed and built e-businesses for such blue-chip companies as America Online, General Electric, General Motors, Merrill Lynch, Marriott International, NBC, and Toyota Motor Sales, USA, among many others. With its headquarters in Reston, Va., Proxicom has offices in Boston, Chicago, Houston, London, Los Angeles, Munich, New York, Paris, Rome, San Francisco, and Sausalito, Calif. For more information, please visit www.proxicom.com or call 1-877-PROXICOM.


Investors and security holders are strongly advised to read both the Compaq tender offer statement and the solicitation/recommendation statement of Proxicom regarding the Compaq tender offer, filed with the Securities and Exchange Commission on Thursday, May 03, 2001, because they contain important information. Investors and security holders may obtain a free copy of these statements and other documents filed by Compaq and Proxicom at the SEC's web site at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to Compaq Investor Relations. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to Proxicom Investor Relations.

Investors and security holders are strongly advised to read the solicitation/recommendation statement of Proxicom, if and when it becomes available, regarding the proposed tender offer by Dimension Data referred to in this press release, because it will contain important information. The solicitation/recommendation statement would be filed by Proxicom with the SEC. Investors and security holders may obtain a free copy of this statement (if and when available) and other documents filed by Proxicom at the SEC's web site at www.sec.gov. If and when available, the solicitation/recommendation statement and such other documents may be obtained by directing such requests to Proxicom Investor Relations.

The statements in this press release regarding the Company's business which are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include management challenges resulting from our rapid growth, the Company's dependence on a number of significant clients, the sensitivity of the Company's business to general economic conditions and the highly competitive markets in which the Company operates. For a discussion of some of the important risks and uncertainties that could cause the Company's actual results to differ materially from those in these forward-looking statements, see the "Risk Factors" section in the Company's Form 10-K filed with the Securities and Exchange Commission on February 23, 2001.

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